EXHIBIT 3

                             ARTICLES OF DISSOLUTION
                                       OF
                            CAPITAL INDUSTRIES, INC.



     CAPITAL INDUSTRIES, INC. (hereinafter referred to as the "Corporation"), a corporation existing pursuant to the provisions of the Indiana Business Corporation Law, desiring to give notice of corporate action authorizing and effectuating the voluntary dissolution of the Corporation pursuant to the provisions of IND. CODE ss. 23-1-45, sets forth the following facts:


                                    ARTICLE I
                         Name and Date of Incorporation

Section 1.  Name. The name of the Corporation is CAPITAL INDUSTRIES, INC.

Section 2. Date of Incorporation. The date of incorporation of the Corporation in the State of Indiana is December 8, 1975.

                                   ARTICLE II
                                  Authorization

     The dissolution of the Corporation was authorized pursuant to IND. CODE ss. 23-1-45-2 effective as of April 23, 1996.

                                   ARTICLE III
                              Vote of Shareholders

     The vote by which the shareholders approved the dissolution of the Corporation is as follows:

         Shares entitled to vote:                                  273,879
         Total number of undisputed votes in favor:                227,836

     The total number of votes cast for dissolution was sufficient for approval.


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                                   ARTICLE IV

                          Effective Date of Dissolution

     The dissolution of the Corporation shall be effective on April 23, 1996, or upon the filing of these Articles of Dissolution with the Secretary of State for the State of Indiana, if earlier.

     IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation executes these Articles of Dissolution of the Corporation as of this 23rd day of April, 1996.



                                                           /s/ O.U. Mutz
                                                           ---------------------
                                                           O.U. Mutz, Chairman




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                                                                       EXHIBIT A

                          PLAN OF COMPLETE LIQUIDATION
                          AND VOLUNTARY DISSOLUTION OF
                            CAPITAL INDUSTRIES, INC.

1.   General:  This Plan shall apply to the complete  liquidation  and
     voluntary   dissolution   of  CAPITAL   INDUSTRIES,   INC.   (the
     "Corporation"), under and pursuant to IND. CODE ss. 23-1-45.

2. Effective Date: This Plan shall become effective following its adoption by the shareholders.

3.   The Plan Following the Effective Date:

     a. The Corporation shall cease to engage in the business for which it was formed.

     b. The officers of the Corporation shall file a copy of Form 966 of the Internal Revenue Service with the Internal Revenue Service, the Indiana Department of Revenue and the Indiana Department of Employment and Training Services within 30 days after the date this Plan is adopted, and a copy of same to be filed with the Indiana Attorney General within 10 days after the date this Plan is adopted.

     c. The officers of the Corporation shall execute and deliver Articles of Dissolution to the Indiana Secretary of State for filing.

     d.   The  officers   shall  notify  known   creditors  in  writing  of  the
          dissolution, if any, in accordance with IND. CODE ss. 23-1-45.

     e. The officers shall cause notice of the dissolution to be published in a newspaper of general circulation in Marion County, Indianapolis, Indiana. Such notice shall request persons with claims against the Corporation to present them in accordance with the notice, and shall describe the information that must be included in a claim, provide a mailing address to which the claim may be sent, and state that a claim will be barred unless a proceeding is brought within two years of publication of the notice.

     f.   The   Corporation   shall  not  carry  on  any  business  except  that
          appropriate to wind up and liquidate its business and affairs.

     g. The officers shall collect all assets of the Corporation and reduce them to possession, conveying and transferring them as necessary to convert them into forms suitable for distribution to the shareholders, including the real property, if any, owned by the Corporation in Jacksonville, Florida.


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     h.   The officers shall pay and discharge the debts and  liabilities of the
          Corporation, if any, or make adequate provision therefor.

     i. The officers of the Corporation shall distribute all of the assets of the Corporation (less those assets, if any, which the officers determine are required to be retained to satisfy claims against the Corporation and which are set apart for such purpose) to the shareholders upon surrender of the shareholders' certificates evidencing the outstanding shares of the Corporation and in complete cancellation thereof. For this purpose the officers of the Corporation shall establish a liquidating trust to be named the Capital Industries Liquidating Trust (the "Liquidating Trust") in substantially the form attached hereto as Annex 1.

     j. The Liquidating Trust will be funded by the Corporation with an amount of funds or liquid assets sufficient to satisfy any remaining liabilities of the Corporation, plus an additional amount which is intended to fund prospective and contingent liabilities of the Corporation which the trust shall assume concurrently with the final cash distribution to the shareholders of the Corporation, the Corporation's interest in the HCT Security Trust, and any other assets, whether tangible or intangible, which have not been converted to cash at the time of the final liquidation of the Corporation.

     k. The officers of the Corporation shall take such other necessary actions and execute, file and deliver all other returns, reports and instruments necessary or advisable to carry out this Plan and to liquidate the Corporation.

     4. Revocation of Plan: This Plan shall be subject to revocation pursuant to IND. CODE ss. 23-1-45-4, under which the Board of Directors may revoke the Plan without shareholder action.




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